Exhibit 99.1
NEWS RELEASE
15301 w. 109TH Street, Lenexa, KS 66219	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:	Karl B. Gemperli (913) 647-0158, Phone (913) 647-0132, Fax investorrelations@elecsyscorp.com

ELECSYS CORPORATION INCREASES AND RENEWS ITS LINE OF CREDIT

Lenexa, Kansas (September 5, 2006) - Elecsys Corporation (AMEX: ASY), today announced that it had renewed and increased its operating line of credit to $3,000,000 with Bank Midwest on August 30, 2006. The line of credit is secured by accounts receivable and inventory and is available for working capital. The renewed line of credit expires on August 29, 2007 and its borrowing capacity is calculated as a specified percentage of accounts receivable and inventory. The interest rate on the line of credit is based on the prime rate plus .25%, currently set at 8.5%. The renewed credit agreement contains various covenants, including certain financial performance covenants pertaining to the maintenance of debt to net worth and minimum net worth ratios.

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.